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EXHIBIT 23.1

Consent of Ernst & Young Auditores Independentes S.S.,
Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-00000) and related Prospectus of Gol Linhas Aéreas Inteligentes S.A. for the registration of 14,375,000 shares of its preferred shares and to the incorporation by reference therein of our reports dated February 10, 2006, with respect to the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A., Gol Linhas Aéreas Inteligentes S.A. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gol Linhas Aéreas Inteligentes S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Ernst & Young Auditores Independentes S.S.

By:
__/s/ Maria Helena Pettersson
Maria Helena Pettersson
Partner

Sao Paulo, Brazil

May 16, 2006